UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14AINFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under§ 240.14a-12

VINCERX PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Vincerx Pharma, Inc. Supplemental Proxy Materials

For the Special Meeting of Stockholders to be Held on June 18, 2025

Vincerx Pharma, Inc.

1825 S. Grant Street

San Mateo, CA 94402

(650) 800-6676

June 6, 2025

Dear Stockholder:

By now you should have received the definitive proxy statement (the “Proxy Statement”) and proxy card of Vincerx Pharma, Inc. (“we” or “Vincerx”) filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2025 regarding our Special Meeting of Stockholders (the “Special Meeting”) to be held virtually on June 18, 2025 at 10:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/VINC2025SM2. The primary purpose of the Special Meeting is to consider a proposal to approve the liquidation and dissolution of Vincerx (the “Dissolution”) pursuant to Section 275 of the Delaware General Corporation Law (the “Dissolution Proposal”).

Our board of directors (the “Board”) has recommended that you vote FOR the Dissolution Proposal and is asking for your support by voting FOR the Dissolution Proposal. Information regarding the Dissolution Proposal, including the Board’s reasons for recommending approval of the Dissolution Proposal, is set forth in the Proxy Statement, which remains unchanged and is available at the SEC’s website at www.sec.gov. This letter supplements the Proxy Statement and should be read in conjunction with the Proxy Statement.

Although the information in our Proxy Statement remains unchanged, we would like to highlight and emphasize certain reasons why stockholders should vote FOR the Dissolution Proposal:

•

Based on the information currently available to us, we are hopeful that we will have amounts available for distribution to our stockholders. Although these amounts will not be significant and we cannot predict the actual amount, if any, that will ultimately be available for distribution, the longer it takes to approve and complete the Dissolution the less likelihood there is that there will be any amounts available for distribution to stockholders. This is due to the fact that we will continue to incur expenses from operating as a public company until such time as we are able to complete the Dissolution. Approving the Dissolution on June 18, 2025 will result in the most expeditious process for dissolving Vincerx and therefore provide the greatest likelihood that amounts will be available for distribution to our stockholders.

•

Upon completion of the Dissolution, stockholders who are “US. Holders,” as defined in the Proxy Statement, and who receive less than the adjusted tax basis remaining in their shares following the Dissolution should be eligible to recognize a capital loss for U.S. federal income tax purposes based on the factors described in the Proxy Statement. Approving the Dissolution on June 18, 2025 will therefore enable such stockholders at that time to recognize any such capital losses.

Whether or not you plan to attend the Special Meeting, for the reasons set forth in the Proxy Statement and as set forth in this supplemental letter, it is important that your shares be represented at the Special Meeting and voted FOR the Dissolution Proposal. Any delay in approving the Dissolution will result in increased expenditures and reduce the likelihood that amounts will be available for distribution to stockholders.

We have retained Advantage Proxy as our proxy solicitation advisors in connection with the Special Meeting. If you have any questions relating to the Special Meeting, need assistance voting your shares, or want to provide verbal voting instructions via telephone, please contact Advantage Proxy toll-free at 1-877-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.

Your shares cannot be voted unless you vote by Internet, mail, or by contacting Advantage Proxy, vote as instructed by your broker, or vote your shares electronically at the Special Meeting. Your vote FOR the Dissolution Proposal is very important - please VOTE today.

Sincerely,

/s/ Raquel E. Izumi
Raquel E. Izumi
Acting Chief Executive Officer